Exhibit 15.1

 CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8. Nos. 333-232310, 333-237511, 333-253261 and 333-248580) pertaining either to the 2019 Share Incentive Plan, 2011 Share Option Plan and the 2020 Employee Share Purchase Plan of Fiverr International Ltd., and to the incorporation by reference in the Registration Statement (Form F-3 ASR No. 333-253782) and related Prospectus of our reports dated February 17, 2022, with respect to the consolidated financial statements of Fiverr International Ltd., and the effectiveness of internal control over financial reporting of Fiverr International Ltd., included in this Annual Report (Form 20-F) for the year ended December 31, 2021. /s/ KOST FORER GABBAY & KASIERER

/s/ KOST FORER GABBAY & KASIERER
Kost Forer Gabbay & Kasierer
A Member of Ernst & Young Global

Tel-Aviv, Israel
February 17, 2022